Exhibit 14
December 27, 2007
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Dear Sirs/Madams:
We have read the statements included in the Form 8-K, dated December 28, 2007, for Serefex Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our resignation as the principal independent auditor and our audit for the year ended December 31, 2006, and the review for the interim periods ended March 31, 2007, June 30, 2007, and September 30, 2007. We had no disagreement with Serefex Corporation for the interim period up to December 28, 2007.
Very truly yours,
/s/ Lake & Associates CPA’s LLC
Lake & Associates CPA’s LLC
Boca Raton, FL
225 NE Mizner Blvd, Suite 300
Boca Raton, Florida 33432
Phone: 561.982.9874 Fax: 847-524-1655
Fax: 561.982.7985